COMPLIANCE SERVICES AGREEMENT


      AGREEMENT effective as of the ____day of _______, 2004, between MARKMAN MULTIFUND TRUST (the "Trust"), a Massachusetts business trust having its principal place of business at 6600 France Avenue South, Suite 485, Edina, Minnesota 55435, and MARKMAN CAPITAL MANAGEMENT, INC. (the "Adviser"), a Minnesota corporation having its principal place of business at 6600 France Avenue South, Suite 485, Edina, Minnesota 55435.

      WHEREAS, the Trust is a registered open-end management investment company, and will become subject to the requirements of Rule 38a-1 under the Investment Company Act of 1940 (the "1940 Act"), which requires each registered investment company to designate a Chief Compliance Officer;

      WHEREAS, the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" (as defined by the 1940 Act) of the Trust (the "Disinterested Trustees"), have designated _____________________, an employee of the Adviser, to be the Chief Compliance Officer of the Trust and has approved his/his/her compensation for serving in such a capacity;

      WHEREAS, the Trust agrees to compensate _____________ for his/his/her services as Chief Compliance Officer of the Trust as set forth in this Agreement;

      WHEREAS, the Adviser is willing to perform the services enumerated in this Agreement on the terms and conditions set forth in this Agreement; and

      WHEREAS, the Trust and the Adviser wish to enter into this Agreement in order to set forth the terms under which the Adviser will perform the services enumerated herein on behalf of the Trust.

      NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and the Adviser hereby agree as follows:

      1.    Compliance Services

      (a) Provision of Chief Compliance Officer. The Adviser will provide _____________, whose designation and compensation as the Trust's Chief Compliance Officer has been approved by the Trust's Board of Trustees, to serve as the Trust's Chief Compliance Officer to administer the Fund's policies and procedures pursuant to Rule 38a-1 of the 1940 Act (the "Compliance Program"). _____________'s compensation and any changes to such compensation will be subject to the approval of the Board of Trustees, including a majority of the Disinterested Trustees. _____________ may be removed at any time by the Board of Trustees, including a majority of the Disinterested Trustees. Subject to the direction and control of the Board of Trustees of the Trust, _____________, as the Chief Compliance Officer, shall perform the compliance services for the Trust detailed in the attached Schedule A.

      In the event that the Adviser decides to terminate the employment of _____________, the Adviser shall use its best efforts to notify the Trust in advance of such termination, and provide as much notice to the Trust of the termination as may be practical under the circumstances. In addition, the Adviser shall inform the Trust of such information as may be available and disclosable (subject to any privilege) as to the reason for the termination and such information as may be relevant to any consideration that the Board may give to continuing to retain _____________ as the Trust's Chief Compliance Officer notwithstanding the termination of employment by the Adviser.

      In the event that the employment relationship between the Adviser and _____________ terminates for any reason, the Adviser shall have no further responsibility to provide the services of _____________. In such event, or in the event that the Board terminates the Chief Compliance Officer or notifies the Adviser that it intends to terminate the Chief Compliance Officer, the Adviser will (without any unnecessary or unreasonable delay) employ reasonable good faith efforts to make another appropriately qualified person available to serve as the Chief Compliance Officer. In the event that, following a reasonable opportunity for the Adviser to provide such replacement, the Board does not find that any proposed replacement for the Chief Compliance Officer offered by the Adviser is acceptable to the Board, the Trust may terminate this Agreement, immediately upon written notice to the Adviser.

      In connection with the Adviser's commitment to make an appropriately qualified person available to serve as Chief Compliance Officer, the Adviser shall pay a level of total compensation to such person as is consistent with the Adviser's compensation of employees having similar duties and similar seniority. The Adviser shall not be obligated to pay any compensation to a Chief Compliance Officer which exceeds that set forth in the previous sentence. At least annually, the Adviser shall disclose to the Board the components of the Chief Compliance Officer's actual compensation package in reasonable detail to allow the Board to fulfill its responsibilities under Rule 38a-1(a)(4)(i) under the 1940 Act and related SEC staff positions and interpretations.

      The Trust will provide copies of the Trust's Compliance Program, related policies and procedures, and all other books and records of the Trust as the Chief Compliance Officer deems necessary or desirable in order to carry out his/his/her duties hereunder on behalf of the Trust. The Trust shall cooperate with the Chief Compliance Officer and assist the Chief Compliance Officer in preparing, implementing and carrying out his/his/her duties under the Compliance Program and Rule 38a-1 of the 1940 Act. In addition, the Trust shall provide the Chief Compliance Officer with appropriate access to the executive officers and trustees of the Trust, and to representatives of and to any records, files and other documentation prepared by the Trust's service providers (as defined in Rule 38a-1)("Service Providers") and by Trust and Disinterested Trustee counsel, the Trust's custodian and the Trust's independent accountants (collectively, the "Other Providers"), which are or may be related to the Compliance Program.

      Each party agrees to provide promptly to the other party (and to the Chief Compliance Officer), upon request, copies of other records and documentation relating to


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

the compliance by such party with all federal securities laws applicable to the Trust (as defined under Rule 38a-1 of the 1940 Act), and each party also agrees otherwise to assist the other party (and the Chief Compliance Officer) in complying with the requirements of the Compliance Program and all applicable federal securities laws.

      (b) Additional Provisions Concerning Chief Compliance Officer. It is mutually agreed and acknowledged by the parties that the Chief Compliance Officer contemplated under the provisions of this Section 1 of this Agreement will be an officer of the Trust that is eligible for Trust indemnification.
Section 1(a) is subject to the internal policies of the Adviser concerning the activities of its employees and their service as officers of funds (the "Adviser's Policies"). The Trust's governing documents (including its Agreement and Declaration of Trust and By-Laws) and/or resolutions of its Board of Trustees shall contain mandatory indemnification provisions that are applicable to the Chief Compliance Officer, that are designed and intended to have the effect of fully indemnifying his/his/her and holding his/her harmless with respect to any claims, liabilities and costs arising out of or relating to his/her service in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his/her office.

      The Trust shall provide coverage to the Chief Compliance Officer under its directors and officers liability policy that is appropriate to the Chief Compliance Officer's role and title, and consistent with coverage applicable to the other officers holding positions of executive management.

      In appropriate circumstances, the Chief Compliance Officer shall have the discretion to resign from his or his/her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the Adviser's Policies, (b) an ongoing pattern of conduct involving the continuous or repeated violation of applicable federal securities laws, or (c) a material deviation by the Trust from the terms of this Agreement governing the services of the Chief Compliance Officer that is not caused by the Chief Compliance Officer or the Adviser. In addition, the Chief Compliance Officer shall have reasonable discretion to resign from his or his/her position in the event that she determines that she has not received sufficient cooperation from the Trust or its Service Providers to make an informed determination regarding any of the matters listed above.

      The Chief Compliance Officer may, and the Trust shall, promptly notify the Adviser of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, one or more Trust shareholder(s) or any third party with respect to services performed under this Agreement.

      Notwithstanding any provision of any other agreement or instrument that expressly or by implication provides to the contrary, it is expressly agreed and acknowledged that whenever an employee or agent of the Adviser serves as the Chief


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

Compliance Officer of the Trust, as long as the Chief Compliance Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust (and would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or his/her office), the Trust shall indemnify the Chief Compliance Officer and the Adviser and hold the Chief Compliance Officer and the Adviser harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or related to the service of such employee or agent of the Adviser as the Chief Compliance Officer of the Trust.

      2.    Reimbursement of Fees and Expenses

      (a) The Adviser hereby agrees to pay to _____________ (or his/her successor as provided by the Adviser pursuant to Section 1(a)) the compensation for serving as the Trust's Chief Compliance Officer approved by the Trust's Board of Trustees and set forth in the attached Schedule B. The Trust hereby agrees to reimburse the Adviser for such payment to the Chief Compliance Officer and for all out-of-pocket expenses reasonably related to the Chief Compliance Officer in providing services under this Agreement, including but not limited to the following:

            (i) Travel costs, if any, related to conducting due diligence of Service Providers;

            (ii) The costs of attending training conferences and seminars;

            (iii) The fees or other costs charged by Other Providers in providing reports to the Chief Compliance Officer under the Compliance Program; and

            (iv) Any other out of pocket expenses which have been reviewed and approved by the Board or an independent committee thereof.

      (b) All rights of compensation under this Agreement for fee and expense reimbursements shall survive the termination of this Agreement.

      3.    Term and Termination

      (a) The compliance services to be rendered by the Adviser under this Agreement shall commence upon the date of this Agreement and shall continue in effect for one (1) year, until October 4, 2005 ("Initial Term"), and shall continue in force for successive one year terms thereafter ("Renewal Term") subject to the approval of the Trust's Board of Trustees, unless otherwise terminated pursuant to the terms of this Agreement, including Section 1(a). This Agreement may be terminated, without penalty, (i) by the Trust at any time upon written notice to the Adviser, or (ii) by the Adviser upon ninety (90) days' prior written notice to the Trust. (b) Notwithstanding anything in this Agreement to the contrary, including but not limited to the provisions of
Section 3(a), all of the obligations of the Adviser hereunder shall terminate automatically upon any termination of the Investment Advisory Agreement between the Adviser and the Trust, dated December 30, 2002, with respect to the Trust.

      4.    Indemnification.

      The Trust agrees to indemnify and hold harmless the Adviser, its employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses (including reasonable investigation expenses) of every nature and character (collectively, "Losses") resulting directly and proximately from the Adviser's performance of services under this Agreement or based, if applicable, upon Adviser's reasonable reliance on information, records, instructions or requests pertaining to services hereunder, that are given or made to the Adviser by the Trust, or other authorized agents of the Trust with which the Adviser must interface in providing services; provided that this indemnification shall not apply to actions or omissions of the Adviser (including the Chief Compliance Officer) involving bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

      The Adviser shall indemnify, defend, and hold the Trust, and its directors, officers, agents and nominees harmless from and against any Losses resulting directly and proximately from the Adviser's willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder .

      The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

      The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves it of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

      5.    Record Retention and Confidentiality.

      All records and other data relating to the services to be performed under this Agreement are the exclusive property of the Trust and all such records and data will be furnished to the Trust upon request in appropriate form as soon as practicable after termination of this Agreement for any reason. The Chief Compliance Officer shall promptly upon the Trust's demand, turn over to the Trust and cease to retain the chif Compliance Officer's files, records and documents created and maintained by the Chief Compliance Officer pursuant to this Agreement which are no longer needed by the Chief Compliance Officer in the performance of his/her services or for his/her legal protection. If not so turned over to the Trust, such documents and records shall be retained by the Adviser for six (6) years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

      All parties hereto agree that any nonpublic information obtained hereunder concerning another party is confidential and may not be disclosed without the consent of the other party, except as may be required by applicable law or at the request of a governmental agency. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity to an injunction or injunctions without bond or other security to prevent breaches of this provision.

      All parties hereto agree that nonpublic personal shareholder information shall remain the sole property of the Trust. Such information shall not be disclosed or used for any purpose except in connection with the performance of the duties and responsibilities described herein or as required or permitted by law. The provisions of this Section shall survive the termination of this Agreement. The parties agree to comply with any and all regulations promulgated by the SEC or other applicable laws regarding the confidentiality of shareholder information.


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

      6.    Standard of Care; Uncontrollable Events; Limitation of Liability

      The Adviser shall use reasonable professional diligence in the performance of all services under this Agreement, but shall not be liable to the Trust for any action taken or omitted by the Adviser in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of the Adviser under this Agreement shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Adviser hereunder.

      The Adviser shall maintain adequate and reliable computer and other equipment (including back-ups) necessary or appropriate for the Chief Compliance Officer to carry out his/her obligations under this Agreement. Upon the Trust's reasonable request, the Adviser shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, the Adviser assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond the Adviser's reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, the Adviser shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

      The Adviser shall provide the Trust, at such times as the Trust may reasonably request, copies of reports rendered by independent public accountants on the internal controls and procedures of the Adviser relating to the services provided by the Adviser under this Agreement.

      7.    Notice

      Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, at 6600 France Avenue South, Suite 485, Edina, Minnesota 55435; Attn: President; and if to the Adviser, at 6600 France Avenue South, Suite 485, Edina, Minnesota 55435; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

      8. Governing Law and Matters Relating to the Trust as a Massachusetts Business Trust

      This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

      9.    Binding Effect

      Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      10.   Severability

      In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

      11.   Miscellaneous

      (a) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

      (b) No amendment or modification to this Agreement shall be valid unless made in writing and executed by both parties hereto.

      (c) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      (d) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

                                    * * * * *


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

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                          MARKMAN MULTIFUND TRUST


                                          By: ___________________

                                          Name: _________________
                                          Title: President


                                          MARKMAN CAPITAL MANAGEMENT, INC.


                                          By: ___________________

                                          Name: _________________
                                          Title: President


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

                                   SCHEDULE A
                        TO COMPLIANCE SERVICES AGREEMENT
      BETWEEN MARKMAN MULTIFUND TRUST AND MARKMAN CAPITAL MANAGEMENT, INC.

                 Compliance Services of Chief Compliance Officer

The Chief Compliance Officer and his or his/her designees will perform the duties and responsibilities set forth in this Schedule and in accordance with Rule 38a-1 under the Investment Company Act of 1940, as amended (the "1940 Act"). The Chief Compliance Officer will assume his or his/her duties upon approval by the Trust's Board of Trustees.

The Chief Compliance Officer will, among other things, oversee an annual review of the policies and procedures of the Trust and its service providers (as defined under Rule 38a-1 of the 1940 Act)(the "Service Providers") and will provide a summary report of his or his/her findings to the Board of Trustees for their approval.

The Chief Compliance Officer will provide a written report to the Board of Trustees at least annually. The report will address:

      (1) The operation of the policies and procedures of the Trust and each Service Provider since the last report;

      (2) Any material changes to the policies and procedures since the last report;

      (3) Any recommendations for material changes to the policies and procedures as a result of the annual review; and

      (4)   Any material compliance matters since the date of the last report.

In addition, the Chief Compliance Officer will keep the Board apprised of any material compliance events that are brought to his or his/her attention whether those events occur at the Trust or its Service Providers.

Any material compliance matters of which the Chief Compliance Officer becomes aware will be reported to the Board promptly.

The Chief Compliance Officer will be responsible for ensuring that copies are maintained of all policies and procedures that are in effect or were in effect for a period of six years; keep any records documenting the annual review; and maintain materials provided to the Board of Trustees in connection with its approval of the policies and procedures of the Trust and its Service Providers and the annual written reports provided by the Chief Compliance Officer.

Written Deliverables, Including Reports
---------------------------------------

Upon appointment by the Board of Trustees, the Chief Compliance Officer will:

     o Communicate with the Trust's management and the management of the Trust's Service Providers regarding the Trust's Compliance Program requirements;

      o Visit Trust management and the Trust's Service Providers and Other Providers (as defined in the Agreement); o Meet separately, no less frequently than annually, with the Trustees of the Trust that are not "interested persons" as defined under the 1940 Act;

      o Obtain and review copies of policies and procedures from the Trust and its Service Providers;

      o Prepare a summary of the policies and procedures of the Trust and its Service Providers that will be provided to the Board for review and approval

      o Establish and maintain a recordkeeping system to meet the requirements of the Rule.

During the course of the Chief Compliance Officer's duties, opportunities for economies in or improvements in the policies and procedures of the Trust and its Service Providers may be observed. If so, the Chief Compliance Officer will communicate them either orally or in writing, at the Board's discretion.


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

                                   SCHEDULE B
                        TO COMPLIANCE SERVICES AGREEMENT
      BETWEEN MARKMAN MULTIFUND TRUST AND MARKMAN CAPITAL MANAGEMENT, INC.

                              Dated _________, 2004


Compensation of the Chief Compliance Officer
--------------------------------------------

_____________ shall receive the fees described below:

      $______ one-time fee for his/her assistance in preparing the Trust's compliance policies and procedures

      $______ annual fee per year for serving as the Trust's Chief Compliance Officer

The fees set forth shall be paid by the Adviser. The Adviser will be reimbursed by the Trust for such costs.


Out of Pocket Expenses
----------------------

Out of pocket expenses are not included in the above fees and shall also be reimbursed by the Trust in accordance with the provisions of Section 2 of this Agreement.